FIRST MASTER LOAN AGREEMENT AMENDMENT

This First Master Loan Agreement Amendment (this “Amendment”) is entered into as of November 19, 2025, and relates to that certain Master Loan Agreement, dated as of October 1, 2025 (the “Master Loan Agreement”), by and between Two Prime Lending Limited (“Two Prime”) and Fold, Inc. (“Borrower”). Capitalized terms used but not defined in this Amendment have the meanings given to them in the Master Loan Agreement.

The parties agree that, effective as of the date hereof, the Master Loan Agreement is amended as follows:

1.
Schedule 3, Section 1(b) of the Master Loan Agreement is hereby deleted in its entirety and replaced with the following:

The Collateral transferred by the Borrower to the Lender shall be for the account of the Lender in respect of the relevant Loan obligations of the Borrower to the Lender hereunder. The Borrower hereby pledges with, assigns absolutely to, and grants the Lender a continuing first priority security interest in, and a lien upon, the Collateral, which shall attach upon the transfer of the Loan Assets by the Lender to the Borrower and which shall cease upon the unconditional and irrevocable repayment of all amounts owing by the Borrower to the Lender pursuant to this Agreement and the Loan Documents. During the term of the Loan, Collateral shall be held at all times fully segregated in cold storage at a qualified custodian selected by Borrower (which shall initially may be BitGo and may subsequently be Anchorage Digital Bank, Fidelity Digital Assets, or another reputable, qualified custodian) pursuant to a tri-party control agreement among Borrower, Lender and such custodian granting Lender a first-priority, perfected security interest and post-default instruction rights. Notwithstanding the foregoing, and solely in connection with a bona fide sale or financing of receivables arising under the Loan Documents, Lender may re‑pledge, collaterally assign or grant a security interest in Lender’s rights to the Collateral in favor of such counterparty (a “Permitted Re‑Pledge”); provided, however, that no such counterparty shall have any right to deliver instructions to the custodian to access the Collateral unless and until an Event of Default under the Loan Documents has occurred and is continuing beyond any applicable notice and cure period. Except for a Permitted Re‑Pledge, Lender shall not rehypothecate the Collateral or access the Collateral except in accordance with the Custody Agreement and this Agreement. Upon repayment in full of the Obligations, Lender shall promptly cause any Permitted Re-Pledge to be terminated and released. Borrower shall bear all third-party custody, wallet and storage fees for the Collateral.

2.
Those certain terms as stated on Schedule 2 of the Master Loan Agreement are hereby amended and restated to read as follows:

Borrower: Fold, Inc.

Lender: Two Prime Lending Limited.

Digital Asset Type: Bitcoin.

Loan Assets: Up to 45,000,000 USD.

Loan Fee: 8.5 percent per ann.

Early Termination Fee: 0 percent

Loan Type: Fixed Term Loan with Prepayment Option.

First Utilization Date: 9/30/2025

Maturity Date: 9/30/2026

Initial Collateral Level: 160 percent.

Collateral: Bitcoin as deposited by Borrower from time to time.

Collateral Call Level: 135 percent.

Liquidation Level: 115 percent.

Collateral Refund Level: 190 percent.

Call Option: No.

3.
Except as expressly amended herein, all terms and provisions of the Master Loan Agreement (including all schedules thereto) shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

Two Prime Lending Limited	Fold, Inc.

By: /s/ Alexander Blume________ Name: Alexander Blume Title: Authorized Signatory	By: /s/ Will Reeves_________ Name: Will Reeves Title: Chief Executive Officer